Exhibit 5.1

June 14, 2017

First Industrial Realty Trust, Inc.

311 S. Wacker Drive, Suite 3900

Chicago, Illinois 60606

Ladies and Gentlemen:

This opinion is furnished in our capacity as special Maryland counsel for First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with (i) the registration statement on Form S-3 (File No. 333-216685) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 14, 2017 and became effective upon filing with the Commission, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance by the Company of up to an aggregate of $1,500,000,000 in value of the Company’s common stock, par value $0.01 per share, preferred stock and depositary shares, as described in the Company’s Prospectus, dated March 14, 2017 (the “Base Prospectus”) and the prospectus supplement dated June 12, 2017 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale of two million five hundred sixty thousand (2,560,000) shares of the Company’s common stock, par value $0.01 per share (the “Securities”). The Securities are to be sold pursuant to the terms of an Underwriting Agreement dated June 12, 2017 by and among UBS Securities LLC (the “Underwriter”), the Company and First Industrial, L.P., a Delaware limited partnership (the “Underwriting Agreement”).

Terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with this opinion letter, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	Articles of Amendment and Restatement of the Company filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on June 13, 1994, as amended to date (the “Charter”);

(b)	Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”);

(c)	the resolutions adopted by of the Board of Directors of the Company on March 2, 2017 and June 8, 2017 authorizing (1) the filing of the Registration Statement by the Company, (2) the authorization, issuance and delivery of the Securities by the Company and (3) the sale of the Securities by the Company pursuant to the Underwriting Agreement (the “Authorizing Resolutions”);

(d)	a certificate of status for the Company issued by the SDAT dated June 12, 2017 (the “Status Certificate”);

(e)	the Registration Statement;

First Industrial Realty Trust, Inc.

June 14, 2017

(f)	the Prospectus;

(g)	the Underwriting Agreement;

(h)	a certificate from an officer of the Company certifying as to (A) true and correct copies of the Charter and the Bylaws (the “Organizational Documents”), (B) the Authorizing Resolutions and (C) certain other factual matters; and

(i)	such other contracts, certificates, records and copies of executed originals, final forms and draft forms of documents as we deemed necessary for the purpose of this opinion.

With respect to the foregoing documents, we have assumed:

(a)	the genuineness of all signatures;

(b)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies;

(c)	to the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Underwriting Agreement and (iii) the Status Certificate, that all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete;

(d)	that neither the issuance of the Securities by the Company nor the execution and delivery of the Underwriting Agreement by the Underwriter nor the performance by the Underwriter of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of the Underwriter, (ii) any law or regulation of any jurisdiction applicable to the Underwriter, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which the Underwriter may be a party or by which its properties are subject or bound;

(e)	that all consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Securities by the Company or to the execution and delivery of the Underwriting Agreement by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company as of the date hereof; and

First Industrial Realty Trust, Inc.

June 14, 2017

(f)	that there has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Securities as contemplated by the Registration Statement and the Prospectus.

We have not independently verified any factual matters or reviewed any documents other than the documents referred to above and accordingly we do not express any opinion as to matters that might have been disclosed by independent verification or review. As to matters of fact that have not been independently established, we have relied upon representations of officers of the Company.

“Applicable Law” means the internal laws of the State of Maryland. We express no opinion concerning the laws of any jurisdictions other than the laws of the State of Maryland.

Based upon and subject to the foregoing, we are of the opinion that:

(a)	The Company is a validly existing corporation under the laws of the State of Maryland and is in good standing under such laws;

(b)	the Company has the corporate power and authority to issue the Securities; and

(c)	the Securities, when (i) issued and sold as provided in the Underwriting Agreement, the Registration Statement and the Prospectus and (ii) the Company has received the consideration provided for in the Prospectus Supplement and the Underwriting Agreement and such consideration per share is not less than the amount required by the Authorizing Resolutions, will be validly issued, fully-paid and non-assessable.

Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. In addition, we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP